UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 28, 2014

INSYS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35902	51-0327886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 South Ellis St., Chandler, Arizona	85224
(Address of Principal Executive Offices)	(Zip Code)

(602) 910-2617
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers

On March 28, 2014, Insys Therapeutics, Inc. (the “Company”) entered into a Separation and Consulting Agreement (the “Agreement”) with Larry Dillaha, M.D., its Chief Medical Officer. Pursuant to the Agreement, Dr. Dillaha resigns his positions with the Company as of June 11, 2014 (the “Resignation Date”). For a period of twelve months from the Resignation Date, Dr. Dillaha is obligated to perform certain consulting services in exchange for consulting fees that, in the aggregate, will total $303,334. The Agreement provides for other agreements and obligations including: (i) in consideration for Dr. Dillaha’s release of claims in the Agreement, the acceleration of vesting of unvested shares subject to any outstanding stock options granted to Dr. Dillaha and (ii) other customary covenants by Dr. Dillaha, such as non-compete, non-disparagement, confidentiality and cooperation obligations.

Dr. Dillaha is leaving the Company to pursue other employment interests and the Company and Dr. Dillaha have jointly planned the transition of his departure. Dr. Dillaha joined the Company as Chief Medical Officer in April 2010. During his time at the Company, Dr. Dillaha provided valuable insight and direction in connection with clinical research and regulatory processes and the Company’s management team believes it was in the best interest of the Company to secure Dr. Dillaha’s consulting services during this transition period. Under the terms and conditions of the Agreement, Dr. Dillaha is permitted to pursue other employment opportunities during the period of his consulting services.

The above description of the Agreement is qualified in its entirety by the full terms and conditions of the Agreement, a copy of which is filed with this Form 8-K at Exhibit 10.1 and is incorporated by reference herein.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Separation and Consulting Agreement dated March 28, 2014 between Insys Therapeutics, Inc. and Larry Dillaha, M.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2014	Insys Therapeutics, Inc.

	By:	/s/ Darryl Baker
Darryl Baker
Chief Financial Officer